Exhibit 99.1

DELPHI REPORTS SECOND QUARTER 2012 FINANCIAL RESULTS

Highlights include:

•	Second quarter diluted earnings per share increased 15% to $1.01 from $0.88 in Q2 2011; Year-to-date diluted earnings per share increased 78% to $2.05 from $1.15 in the prior year

•
Record second quarter EBITDA and EBITDA margin of $581 million and 14.5%, compared with $544 million and 12.9% in Q2 2011; Year-to-date EBITDA and EBITDA margin of $1.2 billion and 14.3%, compared with $1.1 billion and 13.1% for the first six months of 2011

•	Reaffirms full year 2012 EBITDA guidance of $2.175 billion to $2.250 billion, representing improved margin outlook; increases full year 2012 earnings per share guidance to $3.68 to $3.91

GILLINGHAM, England / TROY, Mich. - Delphi Automotive (NYSE: DLPH), a leading global vehicle components manufacturer providing electrical and electronic, powertrain, safety and thermal technology solutions to the global automotive and commercial vehicle markets, today reported second quarter 2012 revenues of $4.0 billion, a decrease of 5.1% from the prior year period, the result of significant weakening of the Euro and Brazilian Real. Adjusted for the impacts of currency exchange, commodity movements and divestitures, revenue increased 1.3% in the second quarter. The Company reported second quarter net income of $330 million and diluted earnings per share of $1.01, compared to $298 million and $0.88 per diluted share in the prior year period.
“Delphi's solid second quarter financial results reflect the balance of our geographic diversity and the benefits of our lean and flexible cost structure,” said Rodney O'Neal, chief executive officer and president. “We remain confident that even in this challenging macro-environment, we are well positioned to generate significant cash flow and increase profitability.”

Second Quarter 2012 Results
The Company reported second quarter 2012 revenue of $4.0 billion, an increase of 1.3% over the second quarter of 2011, adjusting for currency exchange, commodity movements and divestitures. The increase in adjusted revenue reflects growth of 10% in Asia and 7% in North America, partially offset by a 3% decline in Europe and a 13% decline in South America.
Second quarter net income totaled $330 million, or $1.01 per diluted share, compared to net income of $298 million, or $0.88 per diluted share, in the prior year period (refer to footnote 2 for determination of weighted average shares outstanding and earnings per share calculations).
Second quarter earnings before depreciation and amortization, interest expense, other income (expense), income tax expense, and equity income (“EBITDA”) was $581 million, compared to $544 million in the prior year period, an increase of 6.8%. EBITDA margin was 14.5% in the second quarter of 2012, compared to 12.9% in the prior year period. The improvement in EBITDA reflects strong performance in the Electrical/Electronic Architecture, Powertrain, and Electronics and Safety segments, partially offset by the unfavorable impacts of currency exchange and lower earnings in our Thermal segment.
Interest expense for the second quarter totaled $33 million, compared to $41 million in the prior year period, reflecting lower debt levels.
Tax expense for the second quarter was $98 million, representing an effective tax rate of approximately

22%, compared to $73 million, or an effective tax rate of 19%, in the prior year period.
The Company generated net cash flow from operating activities of $461 million in the second quarter, as compared to $343 million in the prior year period. Cash flow before financing totaled $335 million compared to $221 million in the prior year period.

Year-to-Date 2012 Results
For the six month period ended June 30, 2012, the Company reported revenue of $8.1 billion, an increase of 3.0% over the first six months of 2011, adjusting for currency exchange, commodity movements and divestitures. The increase in adjusted revenue reflects growth of 11% in Asia and 7% in North America, partially offset by flat revenue in Europe and a 12% decline in South America.
For the 2012 year-to-date period, net income totaled $672 million, or $2.05 per diluted share, compared to net income of $589 million in the prior year period (refer to footnote 2 for determination of weighted average shares outstanding and earnings per share calculations).
EBITDA for the first six months of 2012 totaled $1,159 million, compared to $1,073 million in the prior year period, an increase of 8.0%. EBITDA margin was 14.3% for year-to-date 2012, compared to 13.1% in the prior year period. The improvement in EBITDA reflects strong performance in the Electrical/Electronic Architecture and Powertrain segments, and the absence of non-recurring items incurred in the prior year period. Partially offsetting these improvements were lower earnings in our Thermal business segment, the unfavorable impacts of currency exchange, and $32 million of increased expense resulting from the variable accounting impacts related to the Company's 2010 Long-Term Incentive Plan.
Interest expense for the first six months of 2012 totaled $68 million, compared to $47 million in the prior year period, reflecting the debt financing incurred at the end of the first quarter of 2011 to redeem the ownership interests previously held by General Motors Company and the Pension Benefit Guaranty Corporation.
Tax expense for year-to-date 2012 was $175 million, resulting in an effective tax rate of approximately 20%, compared to $189 million, or an effective rate of 24%, in the prior year period. The improvement in 2012 primarily reflects the impacts of the geographic mix of pretax earnings, tax planning initiatives, and the reduction of withholding taxes.
In the first six months of 2012, the Company generated net cash flow from operating activities of $754 million, as compared to $499 million in the prior year period. Cash flow before financing totaled $388 million compared to $260 million in the prior year period.
As of June 30, 2012, the Company had cash and cash equivalents of $1.5 billion and access to $1.3 billion in undrawn committed bank facilities, providing the Company with $2.8 billion of total liquidity. Total debt outstanding as of June 30, 2012 was $2.1 billion.

Credit Ratings Update
On July 23, 2012, Fitch initiated coverage of the Company with an investment grade corporate credit rating of BBB-.

Share Repurchase Program
During the second quarter of 2012, Delphi repurchased approximately $150 million, or 5.3 million of its outstanding shares under the previously announced share repurchase program. The program will terminate on the earlier to occur of December 31, 2012 or when the Company attains $300 million in ordinary share repurchases.

Acquisition Activity
As previously announced, Delphi made a binding offer and has subsequently executed an agreement to acquire FCI Group's Motorized Vehicles Division. Completion of the transaction remains subject to customary regulatory approvals, and is expected to occur sometime in the fourth quarter.

Q3 2012 and Full Year 2012 Outlook
The Company's Q3 2012 and full year financial guidance reflects a significant strengthening of the U.S. dollar, which negatively impacts year over year comparisons, as well as revised OEM production schedules. The Company's updated Q3 and full year financial guidance reflects an estimated average exchange rate of $1.22 per Euro for Q3 and $1.26 per Euro for the full year, as compared to the average exchange rate for Q3 2011 and full year 2011 of $1.41 per Euro and $1.39 per Euro, respectively.

(dollars in millions)	Q3 2012	Previous Full Year 2012	Current Full Year 2012
Earnings Per Share	$0.65 - $0.80	$3.63 - $3.85	$3.68 - $3.91
EBITDA	$450 - $500	$2,175 - $2,250	$2,175 - $2,250
EBITDA Margin	12.3% - 13.3%	13.4% - 13.6%	13.9% - 14.1%
Revenue	$3,650 - $3,750	$16,200 - $16,500	$15,600 - $15,900

Full year cash flow before financing is expected to be approximately $1.0 billion. The Company estimates a full year tax rate of approximately 19%. Quarterly tax rates can be affected by the geographic mix of pretax earnings as well as the timing of discrete tax items. The third quarter effective tax rate is estimated to be approximately 25% resulting from the geographic mix of pretax earnings and the anticipated timing of discrete tax events.

Conference Call and Webcast
The Company will host a conference call to discuss these results at 10:00 a.m. (ET) today, which is accessible by dialing 888.486.0553 (US domestic) or 706.634.4982 (international) or through a webcast at http://delphi.com/investors. The conference ID number is 10500998. A slide presentation will accompany the prepared remarks and has been posted on the investor relations section of the Company's website. A replay will be available two hours following the conference call.

Use of Non-GAAP Financial Information
This press release contains information about Delphi's financial results which are not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. Non-GAAP measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures of other companies.

About Delphi
Delphi is a leading global supplier of electronics and technologies for automotive, commercial vehicle and other market segments. Operating major technical centers, manufacturing sites and customer support facilities in 30 countries, Delphi delivers real-world innovations that make products smarter and safer as well as more powerful and efficient. Connect to innovation at www.delphi.com.

FORWARD-LOOKING STATEMENTS
This press release, as well as other statements made by Delphi Automotive PLC (“Delphi” or the “Company”), contain forward-looking statements that reflect, when made, the Company's current views with respect to current events and financial performance. Such forward-looking statements are subject to many risks, uncertainties and factors relating to the Company's operations and business environment, which may cause the actual results of the Company to be materially different from any future results, express or implied, by such forward-looking statements.  All statements that address future operating, financial or business performance or the Company's strategies or expectations are forward-looking statements.  In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “outlook” or “continue,” and other comparable terminology. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: global economic conditions, including conditions affecting the credit market, the cyclical nature of automotive sales and production; the potential disruptions in the supply of and changes in the competitive environment for raw material integral to our products; the Company's ability to maintain contracts that are critical to its operations; the ability of the Company to attract, motivate and/or retain key executives; the ability of the Company to avoid or continue to operate during a strike, or partial work stoppage or slow down by any of its unionized employees or those of its principal customers, and the ability of the Company to attract and retain customers. Additional factors are discussed under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the Company's filings with the Securities and Exchange Commission.  New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect the Company.  It should be remembered that the price of the ordinary shares and any income from them can go down as well as up. Delphi disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise, except as may be required by law.

# # #

DELPHI AUTOMOTIVE PLC
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(in millions, except per share amounts)		(in millions, except per share amounts)
Net sales	$3,997	$4,213	$8,089	$8,210
Operating expenses:
Cost of sales	3,272	3,518	6,645	6,871
Selling, general and administrative	230	240	458	445
Amortization	19	19	40	37
Restructuring	8	8	14	17
Total operating expenses	3,529	3,785	7,157	7,370
Operating income	468	428	932	840
Interest expense	(33)	(41)	(68)	(47)
Other income (expense), net	5	(4)	12	(1)
Income before income taxes and equity income	440	383	876	792
Income tax expense	(98)	(73)	(175)	(189)
Income before equity income	342	310	701	603
Equity income, net of tax	8	6	12	23
Net income	350	316	713	626
Net income attributable to noncontrolling interest	20	18	41	37
Net income attributable to Delphi	$330	$298	$672	$589
Diluted net income per share:
Diluted net income per share attributable to Delphi	$1.01	$0.88	$2.05	$1.15
Weighted average number of diluted shares outstanding	326.14	337.78	327.30	512.38

DELPHI AUTOMOTIVE PLC
CONSOLIDATED BALANCE SHEETS

	June 30, 2012	December 31, 2011
	(unaudited)
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$1,523	$1,363
Restricted cash	12	9
Accounts receivable, net	2,635	2,459
Inventories	1,106	1,054
Other current assets	574	616
Total current assets	$5,850	$5,501
Long-term assets:
Property, net	2,367	2,315
Investments in affiliates	207	257
Intangible assets, net	552	596
Other long-term assets	461	459
Total long-term assets	3,587	3,627
Total assets	$9,437	$9,128
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$69	$107
Accounts payable	2,356	2,397
Accrued liabilities	1,271	1,208
Total current liabilities	3,696	3,712
Long-term liabilities:
Long-term debt	1,995	1,996
Pension benefit obligations	671	674
Other long-term liabilities	412	575
Total long-term liabilities	3,078	3,245
Total liabilities	6,774	6,957
Commitments and contingencies
Total Delphi shareholder's equity	2,185	1,688
Noncontrolling interest	478	483
Total shareholders’ equity	2,663	2,171
Total liabilities and shareholders’ equity	$9,437	$9,128

DELPHI AUTOMOTIVE PLC
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended
	June 30,
	2012	2011
	(in millions)
Cash flows from operating activities:
Net income	$713	$626
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	227	233
Deferred income taxes	7	(7)
Income from equity method investments, net of dividends received	13	(15)
Other, net	20	10
Changes in operating assets and liabilities:
Accounts receivable, net	(186)	(555)
Inventories	(57)	(149)
Accounts payable	79	371
Other, net	(36)	18
Pension contributions	(26)	(33)
Net cash provided by operating activities	754	499
Cash flows from investing activities:
Capital expenditures	(400)	(292)
Maturity of time deposits	—	550
Proceeds from sale of property / investments	16	49
Cost of acquisitions, net of cash acquired	—	(17)
(Increase) decrease in restricted cash	(3)	30
Acquisition of minority held shares	(16)	(5)
Dividends from equity method investments in excess of earnings	37	—
Other, net	—	(4)
Net cash (used in) provided by investing activities	(366)	311
Cash flows from financing activities:
(Decrease) increase in short and long-term debt, net	(38)	1,814
Dividend payments of consolidated affiliates to minority shareholders	(5)	(5)
Repurchase of ordinary shares	(150)	—
Redemption of membership interests	—	(4,566)
Net cash used in financing activities	(193)	(2,757)
Effect of exchange rate fluctuations on cash and cash equivalents	(35)	50
Increase (decrease) in cash and cash equivalents	160	(1,897)
Cash and cash equivalents at beginning of period	1,363	3,219
Cash and cash equivalents at end of period	$1,523	$1,322

DELPHI AUTOMOTIVE PLC
FOOTNOTES
(unaudited)

1. Segment Summary

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2012	2011	%	2012	2011	%
	(in millions)			(in millions)
Net sales
Electrical/Electronic Architecture	$1,712	$1,741	(2)%	$3,442	$3,354	3%
Powertrain Systems	1,246	1,309	(5)%	2,510	2,546	(1)%
Electronics and Safety	703	764	(8)%	1,444	1,526	(5)%
Thermal Systems	399	473	(16)%	818	922	(11)%
Eliminations and Other (a)	(63)	(74)		(125)	(138)
Net sales	$3,997	$4,213		$8,089	$8,210

EBITDA
Electrical/Electronic Architecture	$251	$217	16%	$498	$457	9%
Powertrain Systems	202	188	7%	402	320	26%
Electronics and Safety	93	93	—%	191	198	(4)%
Thermal Systems	35	46	(24)%	68	98	(31)%
Eliminations and Other (a)	—	—		—	—
EBITDA	$581	$544		$1,159	$1,073

(a) Eliminations and Other includes the elimination of inter-segment transactions.

2. Weighted Average Number of Diluted Shares Outstanding
The Company has calculated weighted average number of diluted shares outstanding giving retrospective effect to our corporate conversion (exchange of membership interests for ordinary shares and consummation of the initial public offering). The impact of these transactions on the weighted average number of diluted shares outstanding for the three and six months ended June 30, 2011 follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(in millions, except per share data)
Weighted average ordinary shares outstanding as result of the initial public offering	n/a	328.24	n/a	328.24
Redemption of Class A & C membership interests	n/a	—	n/a	174.60
Repurchase of Class B membership interests	n/a	9.54	n/a	9.54
Weighted average ordinary shares outstanding for the period	326.14	337.78	327.30	512.38

Net income attributable to Delphi	$330	$298	$672	$589
Diluted earnings per share	$1.01	$0.88	$2.05	$1.15

DELPHI AUTOMOTIVE PLC
RECONCILIATION OF NON-GAAP MEASURES
(unaudited)

In this press release the Company has provided information regarding certain non-GAAP financial measures, including "EBITDA" and "cash flow before financing". Such non-GAAP financial measures are reconciled to their closest GAAP financial measure in the schedules below.

EBITDA: EBITDA is presented as a supplemental measure of the Company's performance which is consistent with the basis and manner in which management presents financial information for the purpose of making internal operating decisions. EBITDA is defined as net income (loss) before depreciation and amortization (including long-lived asset and goodwill impairment), interest expense, other income (expense), net, income tax expense and equity income (loss), net of tax. Not all companies use identical calculations of EBITDA therefore this presentation may not be comparable to other similarly titled measures of other companies. The Company's 2012 guidance was determined using a consistent manner and methodology.

Consolidated EBITDA
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(in millions)
Net income attributable to Delphi	$330	$298	$672	$589
Income tax expense	98	73	175	189
Interest expense	33	41	68	47
Other (income) expense, net	(5)	4	(12)	1
Noncontrolling interest	20	18	41	37
Equity income, net of tax	(8)	(6)	(12)	(23)
Operating income	468	428	932	840
Depreciation and amortization	113	116	227	233
EBITDA	$581	$544	$1,159	$1,073

Segment EBITDA
(in millions)
Three Months Ended June 30, 2012	Electrical/ Electronic Architecture	Powertrain Systems	Electronics and Safety	Thermal Systems	Eliminations and Other	Total

Operating income	$214	$156	$73	$25	$—	$468
Depreciation and amortization	37	46	20	10	—	113
EBITDA	$251	$202	$93	$35	$—	$581

Three Months Ended June 30, 2011	Electrical/ Electronic Architecture	Powertrain Systems	Electronics and Safety	Thermal Systems	Eliminations and Other	Total

Operating income	$185	$142	$67	$34	$—	$428
Depreciation and amortization	32	46	26	12	—	116
EBITDA	$217	$188	$93	$46	$—	$544

Six Months Ended June 30, 2012	Electrical/ Electronic Architecture	Powertrain Systems	Electronics and Safety	Thermal Systems	Eliminations and Other	Total

Operating income	$425	$312	$149	$46	$—	$932
Depreciation and amortization	73	90	42	22	—	227
EBITDA	$498	$402	$191	$68	$—	$1,159

Six Months Ended June 30, 2011	Electrical/ Electronic Architecture	Powertrain Systems	Electronics and Safety	Thermal Systems	Eliminations and Other	Total

Operating income	$393	$227	$145	$75	$—	$840
Depreciation and amortization	64	93	53	23	—	233
EBITDA	$457	$320	$198	$98	$—	$1,073

Cash flow before financing: Cash flow before financing is presented as a supplemental measure of the Company's liquidity which is consistent with the basis and manner in which management presents financial information for the purpose of making internal operating decisions. Cash flow before financing is defined as cash provided by (used in) operating activities plus cash provided by (used in) investing activities, adjusted for maturities of time deposits and costs associated with the initial public offering (IPO). Not all companies use identical calculations of cash flow before financing therefore this presentation may not be comparable to other similarly titled measures of other companies. The Company's 2012 guidance was determined using a consistent manner and methodology.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(in millions)		(in millions)
Cash flows from operating activities:
Net income	$350	$316	$713	$626
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	113	116	227	233
Working capital	113	(17)	(164)	(333)
Pension contributions	(12)	(16)	(26)	(33)
Other, net	(103)	(56)	4	6
Net cash provided by operating activities	461	343	754	499

Cash flows from investing activities:
Capital expenditures	(140)	(111)	(400)	(292)
Maturity of time deposits	—	—	—	550
Other, net	14	(11)	34	53
Net cash (used in) provided by investing activities	(126)	(122)	(366)	311

Adjustment for maturities of time deposits	—	—	—	(550)

Cash flow before financing	$335	$221	$388	$260

INVESTOR CONTACT:
Jack Monti - 248.813.2385
jack.monti@delphi.com
or
MEDIA CONTACT:
Lindsey Williams - 248.813.2528
lindsey.c.williams@delphi.com